News Release

TSX, NYSE-MKT
Symbol: NCQ

NovaCopper Announces Third Quarter Financial Results

October 9, 2013 - Vancouver, British Columbia - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper” or "the Company”) announces its financial results for the third quarter ended August 31, 2013. Details of the Company's financial results are contained in the unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.novacopper.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Third Quarter Financial Results

The following unaudited selected quarterly information is prepared in accordance with U.S. GAAP.

in thousands of dollars,
except for per share amounts
Selected financial results	Three	Three	Nine	Nine
	months	months	months	months
	ended	ended	ended	ended
	August 31,	August 31,	August 31,	August 31,
	2013	2012	2013	2012
	$	$	$	$
Amortization	266	235	770	521
General and administrative	290	778	1,454	1,530
Mineral properties expense	4,727	9,139	7,760	12,197
Professional fees	109	46	619	190
Salaries	663	316	1,813	1,139
Salaries – stock-based compensation	755	1,987	6,868	7,481
Loss and comprehensive loss for the period	6,890	12,559	19,462	23,177
Basic and diluted loss per common share	$0.13	$0.27	$0.37	$0.50

For the nine month period ended August 31, 2013, we reported a net loss of $19.5 million (or $0.37 basic and diluted loss per common share) compared to a net loss of $23.2 million (or $0.50 basic and diluted loss per common share) for the corresponding period in 2012. This variance was primarily due to a decrease in mineral property expenses to $7.8 million in the nine months ended August 31, 2013 from $12.2 million in the corresponding period of 2012. The decreased expenditures were as a result of a shorter planned field season in the current year which was completed in mid-August. Drilling expenses were $2.0 million in 2013 compared to $3.9 million in 2012 reflecting a shorter program focused on expanding resources at the Bornite project. As a result of the shortened season, project support costs incurred were $2.0 million in 2013 compared to $4.1 million, and project salaries were also lower at $2.2 million down from $2.8 million in 2012. These decreases were offset slightly by an increase in engineering costs in 2013 of $1.1 million up from $0.3 million in 2012 incurred due to expenditures on Arctic deposit preliminary economic assessment which was released in July 2013 as well as other internal engineering and geological studies.

The remainder of the variance resulted from increases in professional fees, amortization, and salaries all related to operating as a separate entity from NovaGold in 2013. In 2012, a significant portion of these expenses were shared with or borne by NovaGold prior to the completion of the spin-out on April 30, 2012.

Total stock-based compensation expense recognized for the period was $6.9 million which included $3.6 million for options granted under the NovaCopper stock option plan, $0.07 million for NovaGold arrangement options from the spin-out, and $3.1 million for Restricted Share Units and Deferred Share Units granted to employees and directors. As we did not grant stock options prior to our public listing on April 30, 2012, the stock-based compensation charge only related to four months in the comparable period in 2012. The prior year expense was higher at $7.5 million due to the expense incurred as a result of the initial grant of options to Company directors, officers and employees which vest over various periods of time between one and three years.

For the three month period ended August 31, 2013, we reported a net loss of $6.9 million (or $0.13 basic and diluted loss per common share), a reduction from the net loss of $12.6 million (or $0.27 based and diluted loss per common share) for the corresponding period in 2012. The principal reason for the significant reduction in expenses from 2012 is the reduction of mineral property expenses incurred of $4.7 million in the three month period ended August 31, 2013 compared to $9.1 million in the comparable period. As discussed above, the field season in 2013 was completed in mid-August, with drill production completed in July, resulting in a significant reduction in costs incurred. Drill efficiencies in the field also resulted in a shorter field season than expected and allowed for camp shutdown to occur using a staged approach. This resulted in several areas of cost savings including less helicopter flying time, fuel usage and personnel costs. Project support expenses were $1.3 million for the three months ended August 31, 2013 (2012 - $2.9 million), personnel costs were $1.3 million (2012 - $1.7 million) and direct drilling expenses were $1.6 million (2012 - $3.5 million).

Other reductions for the three month period ending August 31, 2013 consisted of a lower stock-based compensation charge of $0.8 million in 2013 compared to $1.9 million in 2012. The first vesting of officer options occurred on the first anniversary of the spin-out, April 30, 2013. As the Company records expense using the graded attribution method over the vesting period, the expense relating to these options has been reduced in the three month period ended August 31, 2013.

Liquidity and Capital Resources

At August 31, 2013, we had $9.4 million in cash and cash equivalents. We were on budget for the first nine months ending August 31, 2013 expending $12.2 million on operating activities, compared with expenditures of $13.2 million for operating activities for the same period in 2012. Cash spent on operating activities in 2013 was mainly expended on mineral property expenses, general and administrative expenses, and salaries. A majority of cash spent on operating activities in the nine month period ended August 31, 2012 was expended on the same items of mineral property and general and administrative expenses. As our exploration program is seasonal in nature, we do not anticipate significant exploration expenditures in the fall and winter. We currently expect to be under budget for the fiscal year ending November 30, 2013.

Outlook

NovaCopper successfully completed its 2013 exploration field season program in mid-August accomplishing 8,142 meters or 109% of planned drilling. The Company drilled 4,684 meters at the Ruby Creek zone (a potential open pit target) and 3,458 meters at the South Reef zone (a potential underground target) of the Bornite Project. The 2013 exploration program was focused on expanding the resources identified in the 2013 Bornite resource technical report released in February 2013. Results from the drilling program will be released during the fourth quarter as they become available. We also completed the installation of an additional stream gauge to allow us to continue to improve our environmental baseline data collection in the region.

We are also continuing to focus efforts on community relations and workforce development strategies, working closely with NANA on these efforts. Our NANA shareholder hire percentage for project staff was 58% for the 2013 field season. Our community engagement during the summer was in high gear including several visits from the surrounding local communities, summer picnics held in local villages, visits from elders in the region for a legacy day celebrating historic workers, as well as school tours. The field season was capped off with a successful tour for State legislators, State regulators and various representatives of the NANA region in early August.

On July 30, 2013, we announced positive results of our Preliminary Economic Assessment (“PEA”) study for an open-pit scenario at the Arctic deposit. The technical report entitled “Preliminary Economic Assessment Report on the Arctic Project, Ambler Mining District, Northwest Alaska” dated effective September 12, 2013 is available on SEDAR, EDGAR, and our website.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both projects are located within NovaCopper’s land package that spans approximately 143,000 hectares. NovaCopper has formed a partnership with NANA Regional Corporation, Inc., an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company’s website at www.novacopper.com.

NovaCopper Contacts:

Patrick Donnelly	Elaine Sanders
Vice President, Corporate Communications	Chief Financial Officer
patrick.donnelly@novacopper.com	elaine.sanders@novacopper.com

604-638-8088 or 1-855-638-8088

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, "intends”, "estimates”, "potential”, "possible”, and similar expressions, or statements that events, conditions, or results "will”, "may”, "could”, or "should” occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NovaCopper Inc.’s Annual Report on Form 10-K dated February 12, 2013, filed with the Canadian securities regulatory authorities, the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.